Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This sets forth the terms of an Amendment to the January 1, 2020 Employment Agreement between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA”), both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii)  GEORGE J. GETMAN, an individual currently residing at Manlius, New York (“Employee”). This Amendment is effective as of April 28, 2022.

RECITALS

A.	Pursuant to the terms of the January 1, 2020 Employment Agreement between Employee and Employer (“Employment Agreement”), Employee is currently employed as Executive Vice President and General Counsel for CBSI and CBNA.

B.	Employee has indicated to Employer that Employee would like to retire on December 31, 2022, which is the date on which the term of the Employment Agreement is scheduled to expire.

C.	Employee and Employer, desirous of ensuring an orderly transition of Employee’s employment duties and responsibilities prior to Employee’s retirement, hereby mutually agree as follows:

TERMS

1.            Voluntary Resignation. Employee will voluntarily resign from his position as Executive Vice President and General Counsel for CBSI and CBNA, effective as of June 30, 2022, in connection with effectuating a smooth transition of the General Counsel role.

2.            Transition Duties. During the period July 1, 2022 through January 2, 2023, Employee shall serve as Employer’s Senior Counsel and, in lieu of the duties and responsibilities described in Paragraph 2 of the Employment Agreement, Employee shall be assigned and perform such transition, succession and other duties as may from time to time be reasonably assigned to Employee by Employer’s President and Chief Executive Officer, or the authorized designee of Employer’s Board of Directors. By way of example and not limitation, Employee agrees to provide reasonably requested guidance and direction to appropriate Employer personnel to ensure an orderly transition of Employee’s employment duties and responsibilities. Employee shall continue to report to the President and Chief Executive Officer of Employer.

3.            Base Salary. From the date of this Agreement through June 30, 2022, Employer shall continue to pay Employee base salary at the rate in effect on the date of this Agreement. During the period July 1, 2022 through January 2, 2023, Employer shall pay Employee a base salary at the annualized rate of $230,000. Base salary will be paid in accordance with Employer's regular payroll practices for executive employees.

4.            Voluntary Retirement. Employee’s voluntary retirement will be effective as of January 2, 2023.

5.            Management Incentive Plan. For purposes of determining Employee’s benefit that may become payable pursuant to Employer’s Management Incentive Plan for calendar year 2022, Employer will assume that Employee’s base salary for all of 2022 was Employee’s annual base salary rate in effect on January 1, 2022.

6.            Retirement Benefit. For purposes of calculating Employee’s benefit under the 2013 Supplemental Retirement Plan Agreement between Employee and Employer, Employee’s final average compensation shall be calculated by averaging Employee’s annual base salary and cash incentive payments awarded during calendar years 2018 through 2022.

7.            Entire Agreement. Except as otherwise provided in this Amendment, all of the terms and conditions of the Employment Agreement shall remain the same, including, without limitation, the fringe benefit provisions in paragraph 4 of the Employment Agreement. Accordingly, this Amendment, read in conjunction with the Employment Agreement, constitutes the entire agreement between the parties with respect to the subject matter of the Employment Agreement.

8.            Employee’s Affirmation and Acknowledgement. Employee hereby affirms that his decisions to enter into this Amendment, to resign his position, and to retire in accordance with the terms of this Amendment are entirely voluntary. For the avoidance of doubt, Employee acknowledges that his decisions to enter into this Amendment, to resign his position, and to retire in accordance with the terms of this Amendment shall not form the basis for a claim that his employment has been involuntarily terminated by Employer or that he has “Good Reason” (as defined in the Employment Agreement) to elect to terminate his employment. Employee specifically acknowledges and agrees that, if his employment with Employer changes and ends in the manner contemplated by this Amendment, he will not be entitled to the benefits described in Paragraph 3(e) of the Employment Agreement. For the further avoidance of doubt, however, Employee is not waiving his right to any payment or benefit to which he may become entitled in accordance with the Employment Agreement if his employment changes or ends in a manner that is different than the manner contemplated by this Amendment.

[Signature page follows.]

The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski
Mark E. Tryniski
Chief Executive Officer & President

Date:	4/28/2022

COMMUNITY BANK, N.A.

By:	/s/ Maureen Gillan-Myer
Maureen Gillan-Myer
Executive Vice President &
Chief Human Resources Officer

Date:	4/28/2022

/s/ George J. Getman
GEORGE J. GETMAN

Date:	4/28/2022

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